Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.725 to $0.735 per unit
DALLAS, TX, April 25, 2008 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the first quarter of 2008, of $0.735 per unit. For the prior quarter, $0.725 was distributed to unit holders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. The distribution will be paid May 14, 2008, to unit holders of record on May 5, 2008.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 46% interest (including the general partner interest) in the Partnership. The Partnership owns and operates petroleum product pipelines and terminals in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555